SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 30, 2012

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2012, Boston Private Financial Holdings, Inc. (the “Company”) and James D. Dawson, Executive Vice President and Senior Integration Officer of the Company entered into a separation agreement (the “Separation Agreement”). Mr. Dawson’s expected departure was previously announced in the Current Report on Form 8-K filed on October 3, 2012. The Separation Agreement was delivered to Mr. Dawson on October 10, 2012, and pursuant to the Separation Agreement, Mr. Dawson had 21 days to consider and accept the terms of the Separation Agreement. Mr. Dawson agreed, executed and delivered the Separation Agreement to the Company on October 30, 2012. Mr. Dawson’s employment with the Company will terminate on December 28, 2012 (the “Separation Date”).

Under the terms of the Separation Agreement, Mr. Dawson will receive the following payments and benefits: (i) continued payment of his current base salary of $450,000, payable in accordance with the Company’s regular payroll practices for the one-year period following the Separation Date, (ii) a supplemental payment in the amount of $850,000, payable as a lump-sum, in recognition of Mr. Dawson’s 16 years of service and significant contributions to the Company, particularly with respect to recent bank integration efforts, (iii) a bonus in the amount of $450,000 in lieu of any bonus payable under the Company’s bonus plan for 2012, payable in a lump-sum, (iv) payment of the final installment of the special retention award granted to Mr. Dawson in August 2009 in the amount of $66,667, payable in a lump-sum and (v) certain health and outplacement benefits, including payment with respect to continuation coverage under COBRA for up to 12 months in the same proportion as if Mr. Dawson had remained employed and a lump-sum payment of $52,320 in connection with the transfer of a Long-Term Care Insurance Policy presently maintained by the Company. In addition, Mr. Dawson will become fully vested as of the Separation Date in a pro-rated number of shares of time-vesting restricted stock, calculated based on the number of days from the applicable grant date to the Separation Date . Mr. Dawson will remain eligible to vest in a pro-rated portion of outstanding performance share awards held by Mr. Dawson (based on the target award), based on the number of days Mr. Dawson was employed from the applicable grant date through the Separation Date during the applicable performance measurement period, if and only to the extent that applicable performance targets are met with respect to the applicable performance measurement period. Outstanding vested options held by Mr. Dawson will remain exercisable in accordance with the terms thereof.

Pursuant to the Separation Agreement, Mr. Dawson has entered into a release of claims against the Company, and the separation Agreement permits Mr. Dawson to revoke the agreement for a period of seven days, which will lapse on November 6, 2012. In addition, Mr. Dawson will enter into a second release of claims, substantially in the form attached as Exhibit A to the Separation Agreement, in connection with the Separation Date. If Mr. Dawson fails to execute and return this second release or revokes this release he will forfeit the right to receive certain payments under the agreement (including severance payments and the supplemental payment) and/or must return to the Company any such payments previously made. The Company has also entered into a release of claims against Mr. Dawson. Mr. Dawson has a agreed to a covenant not to make disparaging statements regarding the Company or any of their affiliates or current or former officers, directors shareholders, employees or agents.

A copy of the Separation Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement, dated October 10, 2012, by and between the Company and James D. Dawson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

	By:	/s/ David J. Kaye
	Name:	David J. Kaye
	Title:	Chief Financial Officer

Date: November 2, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated October 10, 2012, by and between the Company and James D. Dawson